News Release	EXHIBIT 99
Exxon Mobil Corporation
ExxonMobil Media Relations: (972) 940-6007	5959 Las Colinas Boulevard
Irving, TX 75039-2298
972 940 6007 Telephone
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FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 26, 2019

ExxonMobil Adds 4.5 Billion Barrels to Reserves

•	Higher prices and unconventional drilling drive proved reserves additions
•	Reserves life at current production rates is 17 years
•	Continuing success in exploration and strategic acquisitions in Guyana and Brazil add high-quality resources

IRVING, Texas – Exxon Mobil Corporation said today it added 4.5 billion oil-equivalent barrels of proved oil and gas reserves in 2018, replacing 313 percent of the year’s production.

ExxonMobil's proved reserves totaled 24.3 billion oil-equivalent barrels at year-end 2018. Liquids represented 64 percent of the reserves, up from 57 percent in 2017.

“We continue to add high-value, attractive assets to our portfolio that have positioned the company for long-term growth,” said Darren W. Woods, ExxonMobil chairman and chief executive officer. “Our unique strengths, integrated businesses and technical expertise continue to grow value for our shareholders.”

ExxonMobil’s reserves life at current production rates is 17 years. Over the past 10 years, ExxonMobil has added proved oil and gas reserves totaling approximately 17 billion oil-equivalent barrels, replacing 108 percent of produced volumes, including the impact of asset sales.

Consistent with SEC requirements, ExxonMobil reports reserves based on the average of the applicable market price on the first day of each calendar month during the year. As a result of higher prices in 2018, about 3.6 billion oil-equivalent barrels, including volumes at the Kearl oil sands development in Canada, qualified as proved reserves additions at year-end.

During 2018, proved additions from unconventional plays totaled approximately 1.2 billion oil-equivalent barrels. Significant additions in the Permian Basin are supported by ExxonMobil’s growth plan including increased drilling activity and infrastructure development.

A downward revision of approximately 800 million oil-equivalent barrels in the Netherlands was a result of an agreement with the Dutch government to curtail production at the Groningen field.

Reserves additions reflect new developments as well as revisions, including price impacts, and extensions of existing fields resulting from drilling, studies and analysis of reservoir performance.

ExxonMobil added 1.3 billion oil-equivalent barrels to its resource base in 2018 through by-the-bit exploration discoveries and strategic acquisitions, primarily in Guyana and Brazil. The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

“Multiple new discoveries offshore Guyana, continued growth in the Permian Basin and a strategic acquisition in Brazil greatly enhanced our already strong portfolio of high-quality, low-cost-of-supply opportunities,” said Woods.

The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings.

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About ExxonMobil

ExxonMobil, the largest publicly traded international energy company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is one of the largest refiners and marketers of petroleum products, and its chemical company is one of the largest in the world. For more information, visit www.exxonmobil.com or follow us on Twitter www.twitter.com/exxonmobil.

Cautionary Note: Proved reserve figures in this release are based on current SEC definitions.  The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production. The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.

Statements of future events or conditions in this release are forward-looking statements.  Actual future results, including production rates and timing and resource recoveries, could differ materially due to factors such as changes in market conditions affecting the oil and gas industry or long-term oil and gas price levels; political or regulatory developments including the grant of necessary approvals; reservoir performance; the outcome of future exploration and development efforts; technical or operating factors; the outcome of future commercial negotiations; and other factors cited under the caption “Factors Affecting Future Results” on the Investors page of our website at www.exxonmobil.com.